Exhibit 99.1

Press Release

Platinum Equity to Acquire Pitney Bowes’ Global Production Mail Business

Stamford, CT., April 30, 2018 – Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides commerce solutions in the areas of shipping and mailing, data, and ecommerce, today announced that Platinum Equity has signed a definitive agreement to acquire the Company’s Document Messaging Technologies (DMT) production mail business and supporting software for $361 million, subject to certain adjustments. The company anticipates proceeds from the sale of approximately $270 million, net of estimated closing costs, transaction fees and taxes. Pitney Bowes expects to use the majority of the net proceeds from the sale to pay down debt.

The transaction is likely to be completed late in the second or early in the third quarter subject to customary closing conditions.

Pitney Bowes’ Document Messaging Technologies production mail business is a global leader in enterprise print, mail and customer communications solutions. Platinum Equity is a leading global private equity firm with a highly specialized focus on business operations and more than 20 years’ experience acquiring and operating businesses that have been part of large corporate entities.

“DMT is a leader in its market with all the tools it needs to thrive as a standalone business. It has a broad range of advanced inserting, sorting and print solutions and a committed global workforce that delivers world-class client satisfaction,” said Platinum Equity Principal Adam Cooper. “We look forward to partnering with the management team to drive operational excellence and invest in growth, both organically and through prospective strategic acquisitions.”

Also included in the transaction is the enterprise mail, print and data management software business that integrates data with print streams to optimize document output for high-volume production mailers.

“In November 2017, we initiated a review of strategic alternatives to create long-term shareholder value,” said Marc Lautenbach, Chief Executive Officer, Pitney Bowes. “Our decision to sell our Document Messaging Technology business is the result of a thorough evaluation of the best opportunity for long-term growth for both DMT and Pitney Bowes. As a stand-alone business, DMT will have greater flexibility and opportunity to build on its industry-leading portfolio, create greater market opportunity and deliver new client value. For Pitney Bowes, this transaction supports our move to higher growth markets and aligns with our strategic intent to do in the shipping market what we’ve done in mailing for almost 100 years – enabling global commerce by taking out the complexity and enhancing the value for clients.”

Goldman Sachs & Co. LLC is serving as financial advisor to Pitney Bowes and Debevoise & Plimpton LLP is serving as the Company’s legal advisor. Morgan, Lewis & Bockius LLP is serving as legal advisor to Platinum.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with $13 billion of assets under management and a portfolio of more than 30 operating companies that serve customers around the world. The firm is currently investing from Platinum Equity Capital Partners IV, a $6.5 billion global buyout fund. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 22 years Platinum Equity has completed more than 200 acquisitions.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; global ecommerce; office mailing and shipping; presort services; location data; and software. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Forward-Looking Statements

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, including statements concerning the consummation of the transactions contemplated by the Stock Purchase Agreement between Pitney Bowes and Platinum Equity and the costs associated with the sale of Document Messaging Technologies, are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “believe”, “expect”, “anticipate”, “intend”, and similar expressions may identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Pitney Bowes

Bill Hughes – Media Relations

William.Hughes@pb.com

203-351-6785

Adam David – Investor Relations

Adam.david@pb.com

203-351-7175

Platinum Equity

Dan Whelan

dwhelan@platinumequity.com

310-282-9202